Exhibit 99.1

MBIA Inc. Reports First Quarter 2009 Financial Results

Highlights

  As of March 31, 2009, MBIA Inc.’s Book Value per share and Adjusted Book Value (ABV) per share, a non-GAAP measure, were $7.76 and $37.61, respectively, compared with $4.78 and $40.06, respectively, at December 31, 2008.
  The Company recorded net income available to common shareholders of $696.7 million, or $3.34 per share, for the first quarter of 2009, compared with a net loss of $2.4 billion, or $12.92 per share, for the first quarter of 2008. Net income in the first quarter of 2009 was primarily driven by $1.6 billion in pre-tax unrealized net gains (mark-to-market) on insured credit derivatives.
  The Company’s first quarter results include $693.7 million in pre-tax loss and loss adjustment expenses on insured exposures, primarily on second-lien mortgage exposures and $169.0 million in pre-tax realized losses in the Company’s Asset-Liability Management (ALM) asset portfolio reflecting the continued deterioration and stress in the credit markets.
  The Company’s balance sheet liquidity continues to be strong, with ample resources to meet all expected obligations. MBIA Insurance Corporation (MBIA Corp.), which comprises the structured finance and international public finance businesses, had $1.5 billion of cash and short-term investments available to support its liquidity needs and $8.0 billion of claims-paying resources as of March 31, 2009. The Company believes that the ALM business has sufficient cash and short-term investments to meet all terminable liabilities, irrespective of any ratings actions. The Corporate segment had $430 million in cash and highly liquid assets, compared with approximately $260 million in cash required for debt service and operating expenses through year-end 2010.
  During the first quarter of 2009, the Company established a separate U.S. public finance financial guarantee insurance company, National Public Finance Guarantee Corporation (National), within the MBIA Inc. group by separating its domestic public finance business from the remaining insured portfolio of its principal insurance subsidiary, MBIA Corp. (the Transformation).

ARMONK, N.Y.--(BUSINESS WIRE)--May 11, 2009--MBIA Inc. (NYSE: MBI) today reported Adjusted Book Value (ABV) per share, a non-GAAP measure, of $37.61 as of March 31, 2009 compared with $40.06 at December 31, 2008. The decline in ABV per share during the quarter was caused by loss and loss adjustment expenses on insured exposures, impairments to insured credit derivatives, realized losses in the Company’s ALM asset portfolio and a reduction in expected future income from projected spread in the ALM business. The effect of the adoption of FAS 163 on January 1, 2009 increased ABV by $1.05 per share, primarily as a result of the elimination of unallocated reserves and the use of a risk-free rate for discounting future installment premiums.

Book Value per share as of March 31, 2009 was $7.76 compared with $4.78 at December 31, 2008. The increase in book value per share in the first quarter is primarily attributable to net income in the quarter resulting from unrealized net gains on insured credit derivatives partially offset by loss and loss adjustment expenses on insured exposures and realized losses in the Company’s ALM asset portfolio.

Net income available to common shareholders for the first quarter of 2009 was $696.7 million, or $3.34 per share, compared with a net loss of $2.4 billion, or $12.92 per share, for the first quarter of 2008. Net income in the first quarter of 2009 was primarily the result of a $1.6 billion pre-tax unrealized net gain (mark-to-market) on insured derivatives. Partially offsetting the $1.6 billion pre-tax unrealized net gain in the first quarter were $693.7 million in pre-tax loss and loss adjustment expenses primarily related to the Company’s insured exposure to second-lien mortgage securitizations through its subsidiary, MBIA Corp., and $169.0 million in pre-tax realized losses in the Company’s ALM asset portfolio.

“MBIA continues to be affected by the on-going credit crisis, but we believe our financial position is more than adequate, and we’re making progress in positioning our businesses for the future,” said President and Chief Financial Officer Chuck Chaplin. “In our structured finance subsidiary, we took additional loss reserves against our second-lien RMBS exposure, reflecting uncertainty about the future direction of the housing market. We have learned that many of the policies on which we’re incurring the greatest losses were related to pools that mainly comprised ineligible loans. We are vigorously pursuing all available remedies against the originators of these loans.

“We also continued laying the foundation for our future, and in the first quarter we established National Public Finance Guarantee Corporation as the largest insurer that solely serves the domestic public finance market,” Mr. Chaplin continued. “There is still much to be done to make National a strong competitor, but we are pleased at the feedback we are getting from the market. In addition, we continued to grow our third-party advisory asset management business. Finally, we believe our balance sheet and liquidity will enable us to work through this trough in the credit cycle.”

During the first quarter, the Company made significant progress toward the goals outlined in the previously published “Principles and Decisions Guiding MBIA’s Transformation,” as it consummated a series of transactions that resulted in the establishment of a separate domestic public finance financial guarantee insurance company, named National Public Finance Guarantee Corporation, including the reinsurance by National of all $554 billion of MBIA Corp.’s domestic public finance policies. As a result of these transactions, which closed on February 17, 2009, MBIA Corp. and National are separately capitalized and managed entities, each with capital the Company believes is adequate to meet its expected obligations to policyholders. Both are wholly-owned subsidiaries of MBIA Inc. The transaction was designed to position the Company to benefit from future improvement in the credit environment by establishing a U.S. public finance-only insurance company with strong capital, a public finance-only book of business and an improved ratings outlook.

The Company believes that the litigation recently filed against it and its subsidiaries in connection with its Transformation is without merit and intends to contest it vigorously. The Transformation was approved by the New York State Insurance Department and, accordingly, the Company believes that any challenge to the Transformation should appropriately be brought through an Article 78 proceeding under New York State law and has filed motions to dismiss the litigation.

To date, the Company has commenced litigation against two mortgage loan seller/servicers, and filed a claim against a third, to obtain recoveries in connection with loans that were ineligible for inclusion in the insured securitizations. The Company also filed a lawsuit against one CDO arranger for misrepresentations and breach of contract in connection with $5.7 billion of insured credit default swap contracts. While recoveries, reversals of credit impairments and claims for damages are potentially substantial, the Company’s recorded loss estimates and credit impairment estimates do not yet include estimated recoveries related to these actions.

Within the Company’s Investment Management Services (IMS) segment, the ALM business continues to run off. The Company believes it has sufficient cash and liquidity resources to meet expected future obligations in connection with the ALM business. Further ratings downgrades of MBIA Corp. would not result in additional termination payments or collateralization requirements. The Advisory Services business had strong portfolio performance in the first quarter of 2009. Third-party assets under management increased by 8 percent since December 31, 2008 reflecting both an increase in assets under management for existing clients and additional assets under management from new clients.

U.S. Public Finance Results

The contribution to MBIA Inc.’s Book Value per share attributable to the U.S. Public Finance Insurance segment was $11.27 at March 31, 2009, compared with $10.97 at December 31, 2008 (pro forma). The contribution to ABV per share was $19.62 at March 31, 2009, as compared with $18.95 (pro forma) as of December 31, 2008. The increase in both Book Value and Adjusted Book Value is the result of net income for the segment. The U.S. Public Finance insurance business is conducted in the National Public Finance Guarantee Corporation subsidiary.

Although no new business was written in the U.S. Public Finance Insurance segment in the first quarter, the existing book of business generated scheduled premiums earned of $113.7 million, up 84 percent from $61.9 million in the first quarter of 2008. The growth was the result of the previously announced reinsurance transaction with Financial Guaranty Insurance Corp. (FGIC) in 2008. Refunded premiums earned totaled $36.1 million in the first three months of 2009, up 470 percent from $6.3 million in the first quarter of 2008. The increase was driven by greater refunding activity by issuers seeking to restructure floating rate debt.

Pre-tax net investment income for the U.S. Public Finance Insurance segment was $31.1 million in the first quarter. National’s investment portfolio, totaling $5.2 billion at March 31, 2009, was of average Double-A quality and comprised 46 percent taxable securities and 54 percent tax-exempt securities as of quarter-end. National has pledged a portion of the securities in its investment portfolio in connection with asset swap agreements with MBIA Inc. related to the ALM portfolio. A portfolio of high quality securities has been pledged back to National by the Company. The agreements provide substantial net investment income and yield enhancement to the U.S. Public Finance Insurance segment.

Fees and reimbursements for the U.S. Public Finance Insurance segment totaled $0.2 million in the first quarter and were primarily attributable to waiver, consent and other administrative fees associated with the ongoing management of the insured portfolio. The fees do not reflect the significant efforts by National and MBIA Corp. over the past year to assist issuers of insured auction rate securities with restructurings of their debt, as National and MBIA Corp. generally have not charged fees in connection with these activities.

Realized gains on insured derivatives in the U.S. Public Finance Insurance segment totaled $56 thousand in the first quarter while unrealized losses on insured derivatives totaled $355 thousand. All of the realized and unrealized gains and losses on insured derivatives were attributable to interest rate hedges insured in connection with insured U.S. public finance bond issues. National does not insure any credit derivatives.

Loss and loss adjustment expenses for the U.S. Public Finance Insurance segment totaled $57.7 million in the first quarter of 2009. Approximately $54.1 million of the loss in the quarter was attributable to a Texas affordable housing transaction.

Expenses in the U.S. Public Finance Insurance segment in the first quarter of 2009 consisted of $28.3 million from the amortization of deferred acquisition costs associated with ceding commissions paid to MBIA Corp. and $7.8 million in operating expenses. No other expenses were deferred in the first quarter as there was no new business written in the segment.

Structured Finance and International Insurance Results

The contribution to MBIA Inc.’s Book Value per share attributable to the Structured Finance and International Insurance segment was $8.45 at March 31, 2009, compared with $5.16 at December 31, 2008 (pro forma). The contribution to ABV per share was $22.66 at March 31, 2009, as compared with $25.17 (pro forma) as of December 31, 2008. The increase in Book Value reflects net income for the segment resulting from an unrealized net gain (mark-to-market) on insured derivatives. The decrease in Adjusted Book Value reflects the impact of loss and loss adjustment expenses and additional estimated impairments on insured credit derivatives. The Structured Finance and International Insurance business is conducted in MBIA Corp. and its subsidiaries.

While there was no new business written in the Structured Finance and International Insurance segment in the first quarter of 2009, the existing book of business generated $119.0 million in scheduled premiums earned, an increase of $24.9 million from $94.1 million in scheduled premiums earned in the first quarter of 2008. The increase resulted from the recognition of $44.8 million in unearned premiums upon the termination of MBIA Corp.’s Eurotunnel exposure. The accelerated unearned premium is included in scheduled premiums earned under FAS 163. Refunded premiums earned totaled $0.8 million in the first quarter, down 58 percent from $1.8 million in the first quarter of 2008.

Pre-tax net investment income for the Structured Finance and International Insurance segment in the first quarter of 2009 was $106.8 million. Pre-tax investment income in the quarter was primarily affected by the lower level of invested assets resulting from the reinsurance transaction with National and the dividend to MBIA Inc. in connection with the Company’s Transformation and, to a lesser extent, by low average yields resulting from MBIA Corp.’s shift toward a greater proportion of cash and short-term investments.

Fee income for the Structured Finance and International Insurance segment totaled $41.9 million in the first quarter of 2009. Fees in the first quarter of 2009 included $28.3 million representing the amortization of ceding commission income received by MBIA Corp. from National in connection with the Company’s Transformation, $5.1 million for advisory work on a Latin American infrastructure transaction, $3.8 million in fees for services provided to National and $3.1 million in waiver and consent fees related to ongoing management of the insured portfolio.

Realized gains and other settlements on insured derivatives totaled $31.7 million in the first quarter of 2009 and consisted almost entirely of premiums attributable to insured credit derivatives.

The Structured Finance and International Insurance segment recognized $1.6 billion in pre-tax unrealized net gains (mark-to-market) on insured credit derivatives in the first quarter of 2009. The table below estimates the attributes of the first quarter unrealized net gain on insured credit derivatives.

	Spread Changes	Collateral Erosion	Credit Migration	Change in Recovery Rates	Time to Maturity	Change in Libor	Non- Performance Risk	Other	Total
$ millions

Multi-sector CDO	(21)	(361)	(58)	(97)	26	14	1,336	111	950
Multi-sector CDO-squared	(4)	(132)	(22)	0	(9)	29	276	(14)	124
Commercial Real Estate/CMBS	(2,411)	(4)	0	(290)	176	120	1,917	345	(147)

Corp/Other	54	(82)	(422)	(198)	435	73	674	149	683

Total	(2,382)	(579)	(502)	(585)	628	236	4,203	591	1,610

Spreads on collateral widened, subordination and ratings declined, and recovery rates were reduced, all of which reduced the value of the insured credit derivatives in the quarter. These negative effects were positively offset by the impact of the deterioration in the market’s perception of MBIA Corp.’s and its reinsurers’ creditworthiness on the fair value models and reductions in expected life. As this perception improves in the future, the fair value of the insured credit derivatives will decline, all other things being equal.

Pre-tax net realized losses on investments in the segment’s investment portfolio totaled $25.8 million in the first quarter.

The Structured Finance and International Insurance segment incurred $636.0 million in loss and loss adjustment expenses in the first quarter primarily related to insured exposures to certain second-lien residential mortgage securitizations. Within these securitizations, MBIA observed an increase in early stage delinquencies in the fourth quarter of 2008 and the early part of the first quarter of 2009 which ultimately resulted in a greater than expected level of losses being realized within certain transactions. MBIA has adjusted its loss modeling assumptions for these transactions to assume that the period of elevated defaults it projects will extend through the end of 2009 due to a combination of high levels of ineligible loans in the mortgage pools, the overall weakening in the economic environment, servicer performance-related issues and relatively few successful loan modifications by the loan servicers. The increase in case loss reserves primarily reflects additions to previously established reserves rather than a material increase in the number of transactions requiring loss reserves. Losses on these second-lien residential mortgage securitizations continue to be driven by an extremely high proportion of loans that did not meet eligibility criteria for inclusion in the MBIA-insured transactions, improperly serviced loans, as well as the impact of weakening economic conditions. MBIA Corp. has commenced legal action against two seller/servicers, and filed a claim against a third, to obtain recoveries. While recoveries are potentially substantial, MBIA Corp.’s recorded loss estimates do not yet include estimated recoveries related to these improperly originated and serviced mortgage loans.

As part of the ongoing review of the performance expectations for its insured portfolio, MBIA Corp. monitors and discloses a non-GAAP measure that it refers to as “credit impairments.” Credit impairments represent the present value of future expected loss payments on insured credit derivatives. In the first quarter of 2009, MBIA Corp. estimated $97 million in new credit impairments. Although MBIA Corp.’s income statement includes the change in fair value of insured credit derivatives, it regards the changes in credit impairment estimates as critical information for investors since the credit impairment estimates reflect the present value of amounts MBIA Corp. expects to pay in claims with respect to insured credit derivatives. Other than the credit impairments, MBIA Corp. expects the unrealized gains and losses in fair value (marks-to-market) over time to be reversed upon the maturities of the transactions.

The aggregate total credit impairment for MBIA Corp.’s outstanding insured credit derivatives was $1.3 billion at the end of the first quarter. The total impairment amount on insured credit derivatives is analogous to case loss reserves on financial guarantee policies as both represent the present value of future expected loss payments. As of March 31, 2009, the Company carried a net derivative liability (the cumulative mark-to-market on insured credit derivatives) of $3.9 billion for all insured credit derivatives.

On April 30, 2009, MBIA Insurance Corporation and LaCrosse Financial Products, LLC (LaCrosse) filed a lawsuit in the Supreme Court of the State of New York against Merrill Lynch, Pierce, Fenner and Smith Inc., and Merrill Lynch International (collectively Merrill Lynch). The lawsuit seeks the rescission of certain credit default swap contracts (CDS Contracts) and related insurance policies issued to Merrill Lynch as well as damages resulting from Merrill Lynch’s misrepresentations and breaches of contract in connection with MBIA’s $5.7 billion in gross exposure to a series of structured product transactions that Merrill Lynch arranged and marketed between July 2006 and March 2007. LaCrosse is a special purpose vehicle that entered into the CDS Contracts with Merrill Lynch and others that were in turn insured by MBIA Corp. MBIA Corp.’s credit impairment estimates do not yet include the benefit of potential CDS contract rescissions or damages it may receive in connection with this lawsuit.

While MBIA Corp. believes that its current estimates for loss reserves and credit impairments on insured credit derivatives for its housing-related exposures reflect expected losses, it will continue to monitor the performance of the collateral underlying these exposures and adjust its loss reserves and credit impairment estimates in future periods should actual performance deviate from current expectations.

MBIA Corp.’s insured portfolio continued to decline in the first quarter of 2009, as net par outstanding in the Structured Finance and International Insurance segment declined to $224.8 billion at March 31, 2009 from $232.8 billion at December 31, 2008. There were no material commutations of insured credit derivative exposures in the first quarter. MBIA Corp.’s claims-paying resources totaled $8.0 billion at March 31, 2009.

MBIA Corp.’s gross insurance operating expenses (prior to deferrals or the amortization of previously deferred amounts) were $69.2 million in the first quarter of 2009. While the company has materially reduced its compensation-related expenses, it has experienced increases in consulting, legal and loss prevention expenses. As there was no new business written in the segment during the first quarter, no expenses were deferred.

During the first quarter of 2009, MBIA Corp. paid a total of $622 million in net claims primarily in connection with its second-lien residential mortgage exposures. As of March 31, 2009, MBIA Corp.’s statutory balance sheet reflected $5.6 billion in cash and invested assets including $1.5 billion of cash and short-term investments available to satisfy its liquidity needs. In addition, MBIA Corp.’s other invested assets included a $2.0 billion inter-company secured facility, $1.5 billion in long-term investments and other assets, and $531 million in investments in subsidiaries.

Investment Management Services

The contribution to MBIA Inc.’s Book Value per share attributable to the ALM business was $(11.21) at March 31, 2009, compared with $(10.53) at December 31, 2008. The contribution to ABV per share was $(3.92) at March 31, 2009, as compared with $(3.26) as of December 31, 2008. The reduction in Book Value resulted from a net loss in the segment attributable to other-than-temporary impairments on securities in the ALM asset portfolio. The reduction in Adjusted Book Value was the result of the decline in Book Value as well as lower expected future spread income.

Ending assets under management in the IMS segment at March 31, 2009 were $41.7 billion, down 4 percent from $43.6 billion at December 31, 2008 and down 34 percent from $63.4 billion at March 31, 2008. The declines for both the three-month and 12-month periods are primarily attributable to maturities, terminations and repurchases by the Company in the ALM and conduit segments.

Ending assets under management in the Advisory Services business increased 4 percent to $33.1 billion at March 31, 2009, from $31.9 billion at December 31, 2008. Excluding assets managed for affiliates, assets under management in the Advisory Services business increased 8 percent in the first quarter of 2009. The growth reflects both increases to assets under management for existing clients and additional assets from new accounts in the Company’s third-party advisory business.

First quarter results for the IMS segment were negatively impacted by lower ALM contract balances, negative net interest spread resulting from sales of assets and reinvestment in cash to meet termination payments and collateralization requirements as well as the additional cost of liquidity borrowings from external and intercompany sources.

In the first quarter, the pre-tax net gain for the IMS segment on financial instruments at fair value and foreign exchange was $46.0 million, while net realized losses totaled $169.0 million in the same period. The net realized losses primarily resulted from the recognition of other-than-temporary impairments to securities held in the ALM asset portfolio. Net gains on the extinguishment of debt were $3.7 million in the first quarter.

The Company believes that its liquidity resources, along with cash flows generated from the ALM assets, will adequately provide for the cash outflows and collateral posting requirements of the ALM business, irrespective of ratings. As of March 31, 2009, the Company had $9.7 billion in outstanding liabilities related to its ALM business, including $1.7 billion of Guaranteed Investment Contracts (GICs) that were terminable at the option of the GIC holders, but which had not been terminated. The remaining $8.0 billion in ALM liabilities consists of medium-term notes issued by MBIA Global Funding, LLC, term repurchase agreements, GICs that are not subject to further collateralization or termination provisions upon a downgrade and $2.6 billion in intercompany and inter-segment liabilities. No additional collateralization or termination provisions would be triggered in the event of a downgrade below MBIA Corp.'s current ratings. Total assets in the ALM business were $9.2 billion at March 31, 2009, excluding unrealized losses. Cash and short-term investments in the ALM portfolio totaled $1.9 billion at March 31, 2009.

Holding Company Activities

The contribution to MBIA Inc.’s Book Value per share attributable to the Corporate segment was $(0.75) at March 31, 2009, compared with $(0.82) at December 31, 2008. The contribution to consolidated ABV per share was $(0.75) at March 31, 2009, as compared with $(0.80) as of December 31, 2008.

During the first quarter of 2009, the Company repurchased approximately 1.7 million shares of its common stock at an average price of $2.48. As of March 31, 2009, the Company had 207,826,235 shares outstanding.

As of March 31, 2009 the Corporate segment of MBIA Inc. had cash and highly liquid investments of $430 million, compared with approximately $260 million of debt service and operating expense requirements through year-end 2010.

Deferred Tax Asset

As of March 31, 2009, the Company carried a net deferred tax asset of $2.1 billion on its consolidated balance sheet. The amount of the deferred tax asset, which can be used to offset future income, is driven by cumulative mark-to-market losses and unrealized losses recorded on the Company’s derivative and investment portfolios. Capital losses, which generated a portion of the deferred tax asset, primarily associated with the write-down of assets in the ALM portfolio and MBIA Corp. as other-than-temporary-impairments, can only be used to offset available realized capital gains. Consequently, the Company has increased its previously established valuation allowance by $67 million in the first quarter to a total of $418.6 million against the portion of the deferred tax asset related to realized capital losses expected to be carried forward. As such, no net deferred tax asset is recorded for the Company’s realized capital losses on the sale and impairment of the investment portfolio. The Company believes that the income expected in the future will be sufficient to allow it to realize the full value of the remaining net deferred tax asset. However, the Company’s valuation allowance may increase or decrease in the future depending on the nature and amount of future earnings of appropriate character for tax purposes.

Adoption of New Accounting Standards

SFAS 163 became fully effective as of January 1, 2009 and applies prospectively to existing and future financial guarantee insurance contracts as of that date. SFAS 163 does not apply to financial guarantee insurance contracts accounted for as derivative instruments within the scope of SFAS 133. Under SFAS 163, premium revenue is recognized in proportion to the amount of insurance protection provided using a constant rate beginning as of January 1, 2009. Generally, premium revenue is expected to be recognized at a slower rate according to the methodology of SFAS 163 as compared with prior methods. For financial guarantee insurance contracts where premiums are received in installments over the term of the policy, SFAS 163 requires a receivable for future premiums and unearned premium revenue to be recognized at inception and measured at the present value of the premiums due or expected to be collected using a risk-free discount rate.

SFAS 163 requires the Company to recognize and measure any claim liability on a financial guarantee insurance contract at the present value, using a risk-free discount rate, of expected future insured payments net of potential recoveries in excess of the unearned premium revenue associated with the contract. SFAS 163 does not allow an unallocated loss reserve as of the effective date, January 1, 2009. Consequently, the establishment of, or changes to, case reserves on individual insured exposures will result in corresponding activity on the Company’s income statement and will result in increased income statement volatility in the future.

Upon the adoption of SFAS 163, the Company recognized a transition adjustment which increased retained earnings by $55 million for the cumulative effect of applying SFAS 163 as measured by the change between amounts recognized in the balance sheet before and after adoption. The transition adjustment reflects the elimination of the unallocated loss reserve balance of $232.0 million, a net increase in claim liabilities of $53.2 million primarily due to the effect of applying a risk-free discount rate, a reversal of earned premium of $104.7 million, and adjustments to tax and deferred acquisition costs of $27.2 million and $8.4 million, respectively.

In April 2009, the FASB issued FSP FAS 157-4, which provides guidance on determining fair value when market activity has significantly decreased, and FSP FAS 115-2, which amends the existing recognition and presentation of other-than-temporary impairments for debt securities. The Company will not early-adopt these two new standards in the first quarter but will adopt them in the second quarter of 2009 when they become effective.

Conference Call

MBIA Inc. will host a webcast and conference call for investors tomorrow, Tuesday, May 12, 2009 at 8:00 AM (EDT) to discuss its first quarter 2009 financial results and other matters relating to the Company. The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 97442811. A live webcast of the conference call will also be accessible on www.mbia.com.

The webcast and conference call will consist of brief remarks followed by a question and answer session. Questions for the event may be submitted in advance to ConferenceCallQuestions@mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on May 12 until 5:00 p.m. on May 26 by dialing (800) 642-1687 in the U.S. or (706) 645-9291 from outside the U.S. The replay call code is also 97442811. In addition, a recording of the call will be available on MBIA Inc.'s Web site approximately two hours after the completion of the call.

Forward-Looking Statements

This release contains statements about future results that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond MBIA's control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. MBIA does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures MBIA may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, fixed-income asset management, and other specialized financial services. The Company services its clients around the globe, with offices in New York, Denver, San Francisco, Paris, London, Madrid, Mexico City, Sydney and Tokyo. Please visit MBIA's Web site at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value (“ABV”): The Company believes the presentation of ABV, which includes items that are expected to impact shareholders’ equity in future periods and, in general, do not require any additional future performance obligation on the Company’s part and excludes gains and losses due to market value changes that have not been realized through sales or impairments of assets or extinguishment of liabilities, provides additional information that gives a comprehensive measure of the value of the Company. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.

Credit Impairments: Although MBIA’s income statement includes the change in fair value of insured credit derivatives, the Company believes the estimation of credit impairments, which are the present value of future expected loss and loss adjustment expense payments on insured credit derivatives, provides additional important information for investors. Other than the impairments, the Company expects the gains and losses in fair value of insured credit derivatives to reverse over time.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(dollars in thousands)

	March 31, 2009	December 31, 2008
Assets
Investments:
Fixed-Maturity Securities Held as Available-For-Sale, at Fair Value (Amortized Cost $12,266,864 and $13,245,574) (Includes Hybrid Financial Instruments at Fair Value $27,398 and $25,498)	$10,065,149	$11,223,716
Investments Held-To-Maturity, at Amortized Cost (Fair Value $2,863,958 and $3,109,248)	2,904,380	3,156,969
Investments Pledged as Collateral, at Fair Value (Amortized Cost $966,914 and $1,101,929)	738,000	845,887
Short-Term Investments Held as Available-For-Sale, at Fair Value (Amortized Cost $3,970,732 and $4,728,090)	3,940,048	4,693,283
Short-Term Investments Held-To-Maturity, at Amortized Cost (Fair Value $362,832 and $485,857)	375,640	498,865
Other Investments	234,383	220,412
Total Investments	18,257,600	20,639,132

Cash and Cash Equivalents	1,077,567	2,279,783
Accrued Investment Income	208,642	253,589
Premiums Receivable	2,191,803	7,744
Deferred Acquisition Costs	548,302	560,632
Prepaid Reinsurance Premiums	494,595	216,609
Reinsurance Recoverable on Paid and Unpaid Losses	146,724	173,548
Goodwill	76,938	76,938
Property and Equipment (Net of Accumulated Depreciation)	104,609	105,364
Receivable for Investments Sold	17,780	77,464
Derivative Assets	1,125,486	1,419,707
Current Income Taxes	132,413	240,871
Deferred Income Taxes, Net	2,063,474	2,374,164
Other Assets	1,461,338	1,231,529
Total Assets	$27,907,271	$29,657,074

Liabilities and Equity
Liabilities:
Unearned Premium Revenue	$ 5,485,989	$ 3,424,402
Loss and Loss Adjustment Expense Reserves	1,626,101	1,557,884
Reinsurance Premiums Payable	327,948	8,672
Investment Agreements	3,506,271	4,666,944
Medium-Term Notes (Includes Financial Instruments at Fair Value $106,346 and $176,261)	4,837,879	6,339,527
Variable Interest Entity Notes	1,697,945	1,791,597
Securities Sold Under Agreements to Repurchase	651,134	802,938
Long-Term Debt	2,389,587	2,396,059
Deferred Fee Revenue	42,800	44,989
Payable for Investments Purchased	3,717	239
Derivative Liabilities	5,331,872	7,045,598
Other Liabilities	366,483	556,207
Total Liabilities	26,267,726	28,635,056

Equity:
Common Stock	274,792	273,200
Additional Paid-in Capital	3,051,743	3,050,506
Retained Earnings	2,381,239	1,629,187
Accumulated Other Comprehensive Loss	(1,909,558)	(1,775,954)
Treasury Stock	(2,186,269)	(2,182,519)
Total Shareholders' Equity of MBIA Inc.	1,611,947	994,420
Preferred Stock of Subsidiary	27,598	27,598
Total Equity	1,639,545	1,022,018

Total Liabilities and Equity	$27,907,271	$29,657,074

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS (Unaudited)
(in thousands)

		Structured
Three Months	U.S.	Finance and
Ended	Public Finance	International	Investment
March 31, 2009	Insurance	Insurance	Management			Intercompany
	(National)	(MBIA Corp.)	Services	Corporate	Subtotal	Eliminations	Consolidated
Revenues:
Scheduled Premiums Earned	$ 113,699	$ 119,034	$ -	$ -	$ 232,733	$ (37,758)	$ 194,975
Refunded Premiums Earned	36,147	746	-	-	36,893	(3,199)	33,694
Premiums Earned	149,846	119,780	-	-	269,626	(40,957)	228,669

Net Investment Income	31,100	106,780	70,274	7,247	215,401	(26,499)	188,902
Fees and Reimbursements	244	41,926	12,015	-	54,185	(34,965)	19,220
Realized Gains and Other Settlements on Insured Derivatives	56	31,726	-	-	31,782	-	31,782
Unrealized Gains (Losses) on Insured Derivatives	(355)	1,609,519	-	-	1,609,164	-	1,609,164
Net Change in Fair Value of Insured Derivatives	(299)	1,641,245	-	-	1,640,946	-	1,640,946
Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	-	198	45,985	(8,804)	37,379	-	37,379
Net Realized Losses	-	(25,822)	(169,019)	(959)	(195,800)	-	(195,800)
Net Gains on Extinguishment of Debt	-	488	3,677	775	4,940	5,158	10,098
Total Revenues	180,891	1,884,595	(37,068)	(1,741)	2,026,677	(97,263)	1,929,414

Expenses:
Losses and Loss Adjustment	57,748	635,977	-	-	693,725	-	693,725
Amortization of Deferred Acquisition Costs	28,256	57,537	-	-	85,793	(65,093)	20,700
Operating	7,790	65,549	17,493	8,342	99,174	(6,635)	92,539
Interest	-	54,950	95,287	17,735	167,972	(30,693)	137,279
Total Expenses	93,794	814,013	112,780	26,077	1,046,664	(102,421)	944,243

Income (Loss) Before Income Taxes	87,097	1,070,582	(149,848)	(27,818)	980,013	5,158	985,171
Provision (Benefit) for Income Taxes	21,107	395,827	(126,353)	(6,058)	284,523	-	284,523
Net Income (Loss)	65,990	674,755	(23,495)	(21,760)	695,490	5,158	700,648
Preferred Stock Dividends of Subsidiary	-	3,942	-	-	3,942	-	3,942
Net Income (Loss) Available to Common Shareholders	$ 65,990	$ 670,813	$ (23,495)	$ (21,760)	$ 691,548	$ 5,158	$ 696,706

Three Months			Investment
Ended			Management			Intercompany
March 31, 2008		Insurance	Services	Corporate	Subtotal	Eliminations	Consolidated
Revenues:
Scheduled Premiums Earned		$ 156,148	$ -	$ -	$ 156,148	$ (8,628)	$ 147,520
Refunded Premiums Earned		7,795	-	-	7,795	-	7,795
Premiums Earned		163,943	-	-	163,943	(8,628)	155,315

Net Investment Income		152,633	349,861	7,157	509,651	5,413	515,064
Fees and Reimbursements		(184)	10,850	-	10,666	(3,374)	7,292
Realized Gains and Other Settlements on Insured Derivatives		33,758	-	-	33,758	-	33,758
Unrealized Losses on Insured Derivatives		(3,577,103)	-	-	(3,577,103)	-	(3,577,103)
Net Change in Fair Value of Insured Derivatives		(3,543,345)	-	-	(3,543,345)	-	(3,543,345)
Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange		59,771	59,972	(43,181)	76,562	-	76,562
Net Realized Gains (Losses)		19,352	(185,720)	(641)	(167,009)	-	(167,009)
Net Gains on Extinguishment of Debt		-	13,541	-	13,541	-	13,541
Total Revenues		(3,147,830)	248,504	(36,665)	(2,935,991)	(6,589)	(2,942,580)

Expenses:
Losses and Loss Adjustment		287,608	-	-	287,608	-	287,608
Amortization of Deferred Acquisition Costs		15,552	-	-	15,552	-	15,552
Operating		46,269	16,527	7,176	69,972	(6,515)	63,457
Interest		46,747	323,834	20,134	390,715	(74)	390,641
Total Expenses		396,176	340,361	27,310	763,847	(6,589)	757,258

Loss Before Income Taxes		(3,544,006)	(91,857)	(63,975)	(3,699,838)	-	(3,699,838)
Benefit for Income Taxes		(1,254,057)	(29,603)	(9,445)	(1,293,105)	-	(1,293,105)
Net Loss		$ (2,289,949)	$ (62,254)	$ (54,530)	$ (2,406,733)	$ -	$ (2,406,733)

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share
		March 31, 2009
		National Public Finance Guarantee Corporation	MBIA Insurance Corporation	ALM	Corporate	Consolidated

Reported Book Value		$11.27	$8.45	($11.21)	($0.75)	$7.76

Plus:	Cumulative Unrealized Loss on Insured Credit Derivatives, After Tax	0.00	12.02	0.00	0.00	12.02

Less:	Cumulative Impairments on Insured Credit Derivatives, After Tax	0.00	(4.08)	0.00	0.00	(4.08)

Reverse:	Unrealized (Gains) Losses Included in OCI	0.29	0.77	8.38	0.00	9.44

Analytic Book Value		11.56	17.16	(2.83)	(0.75)	25.14

Plus:	Net Unearned Premium Revenue, After Tax (1) (2)	9.26	6.38	0.00	0.00	15.64

Plus:	Asset/Liability Products Adjustment	0.00	0.00	(1.09)	0.00	(1.09)

Plus:	Loss Provision (3)	(1.20)	(0.88)	0.00	0.00	(2.08)
Adjusted Book Value (4)		$19.62	$22.66	($3.92)	($0.75)	$37.61

		December 31, 2008
		National Public Finance Guarantee Corporation	MBIA Insurance Corporation	ALM	Corporate	Consolidated

Reported Book Value		$10.97	$5.16	($10.53)	($0.82)	$4.78

Plus:	Cumulative Unrealized Loss on Insured Credit Derivatives, After Tax	0.00	16.92	0.00	0.00	16.92

Less:	Cumulative Impairments on Insured Credit Derivatives, After Tax	0.00	(3.78)	0.00	0.00	(3.78)

Reverse:	Unrealized (Gains) Losses Included in OCI	(0.02)	1.18	7.85	0.02	9.03

Analytic Book Value		10.95	19.48	(2.68)	(0.80)	26.95

Plus:	Net Unearned Premium Revenue, After Tax (1) (2)	9.42	6.38	0.00	0.00	15.80

Plus:	Asset/Liability Products Adjustment	0.00	0.00	(0.58)	0.00	(0.58)

Plus:	Loss Provision (3)	(1.42)	(0.69)	0.00	0.00	(2.11)
Adjusted Book Value (4)		$18.95	$25.17	($3.26)	($0.80)	$40.06

(1)	The amounts consist of Financial Guarantee premiums and Insured Derivative revenue.
(2)

At March 31, 2009 the discount rate on Financial Guarantee installment premiums was the risk free rate as defined by SFAS 163 and the discount rate on Insured Derivative installment revenue was 5.03%. At December 31, 2008 the discount rate was 5.03% for both Financial Guarantee and Insured Derivative installments.

(3)	The loss provision is calculated by applying 12% to net unearned premiums and net unearned Insured Derivative revenue on an after-tax basis.
(4)	A non-GAAP measure.

Net Income (Loss) per Common Share:
		Three Months Ended
		March 31
		2009	2008
	Basic	$3.34	($12.92)
	Diluted	$3.34	($12.92)

Weighted-Average Number of Common Shares Outstanding:
	Basic	208,504,957	186,319,894
	Diluted	208,504,957	186,319,894
INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(dollars in millions)

National Public Finance Guarantee Corporation
		Proforma
	March 31, 2009	December 31, 2008
Capital and Surplus	$ 249.6	$ 416.0
Contingency Reserve	1,343.2	1,357.0

Capital Base	1,592.8	1,773.0

Unearned Premium Reserve	3,389.9	3,479.0
Present Value of Installment Premiums (1)	311.3	298.0

Premium Resources (2)	3,701.2	3,777.0

Loss and Loss Adjustment Expense Reserves	224.6	179.0

Total Claims-paying Resources	$ 5,518.6	$ 5,729.0

Net Debt Service Outstanding	$889,063.0	$908,087.0

Capital Ratio (3)	558:1	512:1

Claims-paying Ratio (4)	210:1	206:1

MBIA Insurance Corporation
	March 31, 2009	Proforma December 31, 2008

Capital and Surplus	$ 2,515.5	$ 3,087.0
Contingency Reserve	1,268.5	1,238.0

Capital Base	3,784.0	4,325.0

Unearned Premium Reserve	672.1	691.0
Present Value of Installment Premiums (1)	1,852.3	2,088.0

Premium Resources (2)	2,524.4	2,779.0

Loss and Loss Adjustment Expense Reserves	1,737.9	1,692.0

Total Claims-paying Resources	$ 8,046.3	$ 8,796.0

Net Debt Service Outstanding	$278,548.1	$290,261.0

Capital Ratio (3)	74:1	67:1

Claims-paying Ratio (4)	39:1	37:1
(1)	At March 31, 2009 and December 31, 2008 the discount rate was 5.03%.
(2)	The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(3)	Net debt service outstanding divided by the capital base.
(4)	Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax) and loss and loss adjustment expense.

CONTACT:
MBIA Inc.
Media:
Kevin Brown, +1-914-765-3648
Elizabeth James, +1-914-765-3889
OR
Investor Relations:
Greg Diamond, +1-914-765-3190